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Exhibit 99.1 -- Press Release issued by the Company dated July 8, 2004.

Pep Boys Names Stevenson Next Chairman

Leonard to Serve as Presiding Director


PHILADELPHIA - July 8, 2004 - The Pep Boys - Manny, Moe & Jack (NYSE: "PBY"), the nation's leading full-service automotive aftermarket chain announced that current CEO, Larry N. Stevenson, will succeed Bernard J. Korman as Chairman of the Board. Mr. Stevenson will assume the additional responsibilities of Chairman effective upon Mr. Korman's retirement at the Board's next regularly scheduled meeting in September.

"On behalf of all of Pep Boys constituents, I would like to thank Bernie for over 20 years of dedicated service. On a personal note, I would like to thank Bernie for his stewardship of the Board and the guidance he provided me during my first year at Pep Boys," said Stevenson.

William Leonard, President and CEO of ARAMARK, will serve as the Presiding Director for Pep Boys' eight independent directors, who together with Stevenson, constitute the full Board.


Pep Boys has 595 stores and over 6,000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800-PEP-BOYS or by visiting pepboys.com.

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Investor Contact:   George Babich, President & CFO (215) 430-9720
Media Contact:      Bill Furtkevic (215) 430-9676
Pep Boys
3111 West Allegheny Avenue
Philadelphia, PA  19132
Internet:http://www.pepboys.com

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